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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
2U, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-194943) on Form S-8 and (No. 333-207088) on Form S-3 of 2U, Inc. and subsidiaries of our reports dated February 24, 2017, with respect to the consolidated balance sheets of 2U, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of 2U, Inc. and subsidiaries.

/s/ KPMG LLP

McLean, Virginia
February 24, 2017

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm